EXHIBIT 10.1

ASSIGNMENT

     THIS ASSIGNMENT (the "Assignment") is made this 27th day of August, 2003, by and between SABER MANAGEMENT, LLC, an Indiana limited liability company ("Assignor"), and SABER MANAGEMENT KENTUCKY, LLC, an Indiana limited liability company ("Assignee").

     WHEREAS, pursuant to that certain Asset Purchase Agreement by and between Assignor and Rock of Ages Kentucky Cemeteries, LLC, a Kentucky limited liability company ("Rock of Ages"), dated as of July 28, 2003 (the "Asset Purchase Agreement"), Rock of Ages agreed to sell, convey, transfer, assign and deliver to Assignor, and Assignor agreed to purchase from Rock of Ages, the Assets (as defined in the Asset Purchase Agreement) and to assume certain obligations related thereto; and

     WHEREAS, Assignee is an entity affiliated with Assignor.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Assignment of Assets.  Assignor hereby assigns, transfers, sets over and delivers unto Assignee, as of the date hereof, all of Assignor's right, title and interest in and to the Asset Purchase Agreement, and Assignee hereby accepts such assignment.

2.   Assumed Obligations.  Assignor hereby transfers and delegates to Assignee, and Assignee hereby assumes from Assignor and agrees to perform, without duplication, all liabilities and obligations arising under the Asset Purchase Agreement to the extent such liabilities and obligations arise during and relate to any period on or after the date hereof. For the avoidance of doubt, it is understood that nothing in this Assignment is intended to release Assignor from its obligations under the Asset Purchase Agreement.

3.   Further Assurances.  Assignor covenants and agrees that it will hereafter execute any further assignments, instruments of transfer, bills of sale, releases or conveyances that may reasonably be deemed necessary by Assignee to fully vest in Assignee all of Assignor's rights in and to the Asset Purchase Agreement. Assignee covenants and agrees that it will hereafter execute any further instruments of assumption that may reasonably be deemed necessary by Assignor to effect the assumption by Assignee of the liabilities and obligations described in paragraph 2.

4.   Binding Upon Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

5.   Governing Law; Submission to Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of laws principles. The parties hereto irrevocably consent to the jurisdiction and venue of the courts serving Indianapolis, Indiana with respect to any and all actions related to this Agreement or the enforcement hereof, and the parties hereto hereby irrevocably waive any and all objections thereto.

6.    Counterparts.  This Agreement may be executed in counterparts and by different parties on different counterparts with the same affect as if the signatures were on the same instrument. This Agreement shall be effective and binding upon all parties hereto as of the time when all parties have executed a counterpart of this Agreement.

      IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Agreement on the day and year first written above.

SABER MANAGEMENT, LLC ("Assignor")

By: /s/ David A. Sullivan David A. Sullivan, President

SABER MANAGEMENT KENTUCKY, LLC ("Assignee")

By: /s/ David A. Sullivan David A. Sullivan, President

 Consent of Rock of Ages

     Pursuant to Section 11.4 of the Asset Purchase Agreement, Rock of Ages Kentucky Cemeteries, LLC hereby consents to the foregoing Assignment.

ROCK OF AGES KENTUCKY CEMETERIES, LLC

By: /s/ Kurt M. Swenson Printed: Kurt M. Swenson Title: Chairman and Chief Executive Officer

EXHIBIT 10.2

EXTENSION AGREEMENT

     AGREEMENT made this 30th day of September, 2003 by and between ROCK OF AGES KENTUCKY CEMETERIES, LLC, a Delaware limited liability company ("Seller") and SABER MANAGEMENT KENTUCKY LLC, an Indiana limited liability company ("Buyer").

     WHEREAS, the Seller and Saber Management, LLC, an Indiana limited liability company, entered into an Asset Purchase Agreement dated July 28, 2003 (the "Asset Purchase Agreement"), pursuant to which the Seller agreed to sell, and the Saber Management, LLC agreed to purchase, substantially all of the assets of Seller used and useful in the operation of the Cemeteries (as that term is defined in the Asset Purchase Agreement);

    WHEREAS, Saber Management, LLC and Buyer entered into an Assignment dated August 27, 2003 (the "Assignment"), pursuant to which Saber Management, LLC assigned its interest in the Asset Purchase Agreement to Buyer, and Buyer assumed Saber Management, LLC's obligation under the Asset Purchase Agreement;

     WHEREAS, Section 9.1 of the Asset Purchase Agreement provides that the closing of the transactions contemplated thereby shall take place on or before September 30, 2003;

      WHEREAS, Buyer has requested that the Seller extend the Closing Date to not later than December 15, 2003, and Seller has agreed to such extension, solely upon the terms and conditions set forth herein.

      NOW THEREFORE, in consideration of the above premises and of the mutual promises and agreements herein contained, the parties hereto agree as follows:

1.     Extension of Closing Date.

Section 9.1 of the Asset Purchase Agreement is hereby amended by deleting the reference to the date "September 30, 2003" and replacing it with the date "December 15, 2003." All references to the Closing Date in the Asset Purchase Agreement shall mean December 15, 200. Except as modified herein, Section 9.1 shall remain in full force and effect.

2.     Nonrefundable Deposit by Buyer.

2.1   Payment and Application of Deposit. In consideration of the extension of the Closing Date, the Buyer shall pay to the Seller a deposit of One Hundred Thousand Dollars ($100,000) (the "Deposit"). Except as set forth in Section 2.2 below, the Deposit shall be held by the Seller and shall be non-refundable to Buyer; provided, however, the Deposit shall be applied by the Seller against the Purchase Price to be paid at the Closing.

2.2  Forfeiture of Deposit. The Deposit shall be considered Seller's property and shall only be returned if Seller terminates the Asset Purchase Agreement and fails to consummate the sale of the Assets to Buyer without legal cause. In the event that the Asset Purchase Agreement is terminated for any reason, the Seller, in addition to any other remedies that it may have, shall be entitled to retain the Deposit and the Deposit shall be deemed forfeited.

3.   Completion of Due Diligence.

Buyer represents and warrants that, except for the list of questions that Buyer sent to Seller on September 2, 2003 that have not been answered, Buyer has completed to its satisfaction its due diligence investigation of the Cemeteries, and, subject to satisfactory responses to such list of questions, Buyer waives the condition precedent set forth in section 7.1(f) of the Asset Purchase Agreement. Buyer will use its best efforts to complete the investigations needed to satisfy or waive the conditions precedent in Section 7.1(g) of the Asset Purchase Agreement on or before October 31, 2003.

 4.    Termination.

Sections 8.1(b) and (c) of the Asset Purchase Agreement are hereby amended by deleting the reference to the date "September 30, 2003" and replacing it with the date "December 15, 2003." Except as modified herein, Section 8.1 shall remain in full force and effect.

5.    Asset Purchase Agreement.

Except as modified by this Extension Agreement, the Asset Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the date first above written.

SELLER

ROCK OF AGES KENTUCKY CEMETERIES, LLC

By: /s/ Kurt M. Swenson
      Kurt M. Swenson
      Chairman and Chief Executive Officer

BUYER

SABER MANAGEMENT KENTUCKY, LLC

By: /s/ David A. Sullivan
      David A. Sullivan
      President

EXHIBIT 10.3

GRANITE CUTTERS

CONTRACT

April 26, 2003 - April 27, 2007

AGREEMENT

          This Agreement entered into this 26th day of April, 2003, by and between ROCK OF AGES CORPORATION (the Company) and the GRANITE CUTTERS' ASSOCIATION (the Union).

ARTICLE 1

Term

           1.1     This Agreement shall be effective April 26, 2003, and shall continue in full force and effect through April 28, 2006, and from year to year thereafter, unless either party gives notice to the other, not less than sixty (60) days prior to April 28, 2006, or prior to April 28 of any year thereafter, that it desires to alter, amend or terminate any or all of the terms thereof.

ARTICLE 2

Hours of Work

           2.1      Eight (8) hours shall constitute a day's work, five (5) days shall constitute a week's work with Saturday a full holiday.  Work shall be regarded as being performed on Saturday only if an employee's shift begins on Saturday. Daily working hours will begin not earlier than 7:00 a.m. and end not later than 3:30 p.m., and any work performed by employees on the first shift prior to 7:00 a.m. or after 3:30 p.m. shall be paid for at time and one‑half the regular rate of pay, except as modified pursuant to either paragraph (a) or (b) listed below.

            (a)      Should the Company or Union desire a change of working hours for seasonal conditions it must be agreed by the Company and by a majority vote of the employees represented by the Union and by a majority of employees represented by any other union provided, however, that between January 1 and March 15, an eight (8) hour shift to end no later than 5:00 p.m. may be established for all employees of a saw plant or for the sawyers in a manufacturing plant having a saw which is subject to outdoor weather for periods during which the Company has a reasonable expectation that inclement weather will otherwise adversely affect its operations. On such a special shift, overtime shall be paid before 8:00 a.m.  and after 5:00 p.m.

           (b)       If the Company desires to change the regular daily working hours to begin no later than 7:30 a.m. and to end no later than 5:00 P.M. during the period in which Eastern Standard Time is in effect, the Company has the option to make such change if a majority of its employees represented by the Union and a majority of its employees represented by any other local Union, voting separately in a vote conducted by the respective union representatives approve that change in hours. If the daily working hours are changed pursuant to this paragraph, overtime shall be paid before the starting time and after the finishing time of that eight (8) hour shift.

             2.2       Employees are obligated to give notice on the day, as soon as possible, to the Company when they are unable to report for work, stating reason. Failure to provide reasonable notice may be the basis for standard progressive discipline, separate for each day, up to and including discharge.

            2.3       If the Company desires to change the regular lunch period from one‑half (1/2) hour to one hour or vice versa, the Company has the option to make such change if a majority of its employees represented by the Union and a majority of its employees represented by any other union, voting separately, approve that change in hours.

 ARTICLE 3

Extra Shifts

            3.1        It is agreed that the employer shall have the privilege of operating three (3) shifts.  One (1) shift to be the established working day and to be paid as per Article 4 of this Agreement.  The second shift shall be of eight (8) hours duration.  In addition to payment for work performed in accordance with Article 4 of this Agreement, employees working on the second or third shift shall receive a shift premium of one dollar and fifty-five cents ($1.55) per hour in the first year of this contract; one dollar and sixty cents ($1.60) per hour in the second year of the contract; and one dollar and seventy cents per hour ($1.70) in the third year of this contract.

              3.2      In the interests of safety, the Company may require any employee engaged in production work on the floor to work any shift as long as any other person is present on the floor.  There must be at least two employees engaged in production work on the floor at all times.  A telephone must be readily available on the premises.  A single employee may work alone to monitor, correct or restart equipment (including associated work) provided he or she is equipped with a beeper and automatic safety call‑in every 15 minutes unless deactivated by the employee.

              3.3      In assigning employees to work on the second and/or third shifts, the employer shall first seek volunteers with preference being given on the basis of length of service (seniority) with the employer subject to demonstrated ability to perform the work on those shifts.  If there are not sufficient volunteers, employees shall be assigned on the basis of inverse seniority, subject to demonstrated ability to perform the work on those shifts.

ARTICLE 4

Wages

              4.1        Minimum Wages

              The following are the minimum wage rates for all journeymen granite cutters, polishers, tool sharpeners, sandblasters and draftspersons in effect during the term of this Agreement:

Effective Date	Rate Per Hour	Rate per Eight (8) Hour Day

April 26, 2003	$15.95	$127.60
April 26, 2004	$16.50	$132.00
April 25, 2005	$17.00	$136.00

              4.2      Wage Increase

              (a)       Effective April 26, 2003, each employee in the bargaining unit shall receive a wage increase of sixty cents ($.60) per hour.

              (b)      Effective April 26, 2004, each employee in the bargaining unit shall receive a wage increase of fifty-five cents ($.55) per hour.

              (c)       Effective April 25, 2005, each employee in the bargaining unit shall receive a wage increase of fifty cents ($.50) per hour.

              4.3      Apprentice Wage Rates

              Apprentice wage rates for apprentices employed after April 28, 1997,  shall be the following percentage of the applicable journeyman rate:

Start:	70%	After 1 year:	90%
After 3 Months:	80%	After 18 Months:	95%
After 6 Months:	85%	After 2 Years:	100%

                4.4       Infirm Employees

                Employees who through infirmity or other reasons are not able to earn the wage given in this Agreement may work for such wages as may be satisfactorily agreed upon between the Union Business Agent, the employee and the Company. This section shall be administered in compliance with applicable laws governing the employment rights of disabled or handicapped employees.

               4.5      Payment of Wages

               (a)      Wages may be paid by cash or by check in an envelope at the option of the Company. In the event of a default in payment of such check by the Company, such option shall be revoked and payment shall thereafter be in cash. Wages must be paid in full weekly within five (5) working days of the time they become due. Payment to be made during working hours.

              (b)        An employee having once accepted his pay, his rate of pay can only be changed by mutual consent of employee and the Company, the rate in no case to be below the established minimum rate of wages.

             (c)        Any employee discharged shall receive his pay immediately. Any employee leaving shall notify his employer two weeks in advance and, having complied with this requirement and worked the two‑week period, shall receive his pay in full (earned vacation and bonus, if any, included) on the regular payday for the week of separation in person (or by mail if preferred by the employee). The employer will provide the employee with a written form that the employee will be asked to sign to confirm notice.

             (d)         The Company shall be required to furnish employees with written information weekly which shall designate the total earnings, total withholdings, number of hours worked at straight time and number of hours at overtime and rate of pay.

            4.6          Report Pay

            In the absence of a notice not to report to work, should an employee report to work and be discharged before work begins or during the first two (2) hours of the day, he or she shall be paid no less than two (2) hours' pay, except in the case of a cutter intentionally or negligently spoiling a stone.

            4.7        Wage Adjustments

            If at any time during the existence of this Agreement a wage increase should be granted, any employee receiving more than the minimum wage as provided in this Agreement shall receive the same wage adjustments but for no reason shall his wages be reduced before making said adjustments. There shall be at least two months notice before any reduction in pay above the bill; the Company will also provide that notice to the Union.

            4.8         Workers' Compensation

            If an employee has to leave work because of a workers' compensation injury and is unable to return, he or she shall suffer no loss of straight time pay for that day.

            4.9         Jury Duty

An employee who is required to report for jury duty on a day when he or she otherwise would have worked shall receive a day's regular straight‑time pay for up to a maximum of thirty (30) days per calendar year. The Company can require verification of jury duty served. It is understood that if an employee is released from jury duty so that he or she can reasonably report for work at least two hours before the end of his scheduled shift, he or she must report for work on that day. If jury duty commences in the afternoon, the employee shall report to work at the start of his or her shift, and shall leave work at a reasonable time so that the employee can return home, and then travel to court. If an employee reports to work for part of a workday, he or she shall be paid his regular wages for the time worked, and shall be paid the appropriate fraction of a day for jury service. All work done outside of the regular work hours shall be paid at the appropriate overtime rate, regardless of whether part of the day was spent in jury service.

ARTICLE 5

Overtime

                5.1       All work done outside of the regular hours shall be paid at the rate of time and one‑half.  The Company may schedule two hours of overtime in a regular work day and five hours on Saturday.  Any additional overtime shall be subject to the approval of the Business Agent.  No employee shall be required to work overtime.

               5.2      The Company shall offer overtime to employees performing that category of work in order of seniority, unless it is demonstrated that the senior employee lacks ability to perform that overtime work.  It is understood that the employees will cooperate to assure adequate staffing of the Company's overtime requirements.  The Company may assign overtime work on a particular job, without any regard to seniority, to an employee who has previously worked on that job.

               Repeated refusal to work overtime will allow management to offer the overtime to others with less seniority. Management shall issue a notification that the overtime shall be offered to others. The employee's rights to overtime shall be terminated until the employee gives notice that he or she will accept overtime.

               Management should provide reasonable advance notice of overtime.  Absent extraordinary circumstances, notice of overtime on Saturday will be provided no later than Thursday at noon.

 ARTICLE 6

 Holiday Pay

              6.1      Paid Holidays

              (a)      The eleven (11) paid holidays shall be: New Years' Day, the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, Employee Appreciation Day (the Tuesday following Labor Day), Veterans' Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day, and shall be paid regardless of whether the holiday falls on a Saturday or Sunday.

               (b)      The holidays for the term of this contract will be observed in accordance with the holiday calendar attached hereto.

               (c)      Employees who are laid off during either of the weeks in which Town Meeting Day or Thanksgiving falls shall not be eligible for holiday pay in those weeks.  Instead, such employees must as individuals report for work on the first work day following the conclusion of any such layoff and such employees may collectively and mutually agree with the Company on days when they will, as a group, take personal days off with pay if they are otherwise eligible for the holiday pay. Such personal days must be taken within thirty (30) days after the first work day following the conclusion of the layoff in question and if mutual agreement is not reached, the employees will receive pay in lieu of any holidays to which they are entitled

                 6.2     Eligibility

                 (a)     The employee must have at least thirty (30) working days' accumulated service to be eligible for paid holidays. After completing thirty (30) working days' service, any paid holiday that fell within the thirty (30) working day period becomes payable. If an employee quits before he or she has accumulated thirty (30) working days' service, no holiday pay is due. If he or she is laid off or is discharged through no fault of his own before he or she has accumulated thirty (30) working days' service, any holiday which fell within the period of his employment and discharge becomes due and payable.

                  (b)    Subject to 6.1(c), any employee who works to within four (4) working days of a paid holiday and who has thirty (30) working days' accumulated service with the Company and is then discharged or laid off will nevertheless receive the holiday pay.

                 (c)     When a holiday falls in an employee's vacation, the employee shall have the option of receiving pay for that day at straight time in addition to vacation day, or taking a personal day at full pay within ninety (90) days of the original date of the holiday.

              (d)      During the week of a paid holiday, the employee must work a minimum of a full scheduled work week excluding the holiday or holidays less one (1) scheduled workday. Exceptions to the above ruling can be made only by prior arrangements with management. Sickness during the week of holiday shall not disqualify an employee if he or she has notified the Company.

                  (e)     Apprentices are to be eligible for paid holidays.

                  (f)     No employee shall be entitled to the holiday pay as provided in this Article if such employee is not working and is receiving compensation or benefits during such period in which he or she is not working, whether he or she is receiving such compensation or benefits under the State Unemployment Compensation Act, State Workers' Compensation Act, Granite Group Insurance Trust, or from any similar source to which the Company contributes.

                 6.3     Holiday Work

                  For all work done on Sundays or on the following holidays, double time plus the holiday (if applicable) shall be paid: January First, the day preceding Town Meeting Day, Town Meeting Day, Memorial Day, July Fourth, Labor Day, the Tuesday following Labor Day, Veterans' Day, Thanksgiving Day, Friday after Thanksgiving Day and Christmas Day.

                 6.4       In the event of a state or federal law affecting the date on which holidays are celebrated, the parties hereto will negotiate with respect to appropriate changes in this Article with the understanding that the number of holidays shall remain the same as set forth above.

               6.5       Any paid days off to which an employee is entitled under this Article shall include second and/or third shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he or she is entitled to such pay.

 ARTICLE 7

 Vacations

                  7.1     Vacation Period

                 The vacation period shall be May 1 to April 30. There shall be a staffing goal of no more than 20% absent for vacation in each GCA category of work at any time.

                   The first two weeks of vacation shall be taken in not less than one week segments. Employees shall select the first two weeks of vacation on the basis of the seniority roster in each work area. After all employees have selected the first two weeks of vacation, employees shall select the third and fourth week of vacation on the basis of the seniority roster in each work area. Requests for one-week segments will take priority over requests for single days for the third and fourth week of vacation, regardless of seniority. In all other conflicts in requested dates, seniority shall govern unless the Company can show that the senior employee's presence in the requested period is indispensable. Employees required to report for national guard or similar military duty shall have priority over requests for vacation.

                    The Company shall provide a vacation selection form on the first payday an employee works after January 1 of each year. An employee must complete the form by March 1 to preserve seniority privileges for selecting vacation. The form should state that March 1 is the deadline for return of the form, and that failure to complete the form by March 1 will result in loss of seniority privileges for selecting vacation. On approximately February 15, the Company shall post a notice and a reminder with paychecks that failure to complete vacation forms by March 1 will result in loss of seniority rights for selecting vacation.

                    An employee shall have the option of taking the third or fourth week's vacation as a bonus on the first payday in December.

                 7.2      Vacation Payments

                 Payment of vacation pay to employees will be made in advance. If an employee resigns, vacation pay or fraction thereof shall be payable in cash or check on the regular pay day for the week of separation. If an employee is permanently laid off, his vacation or fraction thereof shall be payable in cash or check in the week in which he or she is permanently laid off.

                 7.3       Requirements

                 (a)       Vacations will be granted to employees who have fulfilled the following requirements prior to May 1:

                            (i)      An employee must have worked ninety percent (90%) of the regular hours worked by the plant during his period of employment for the twelve (12) months preceding May 1, the start of the vacation period, to be eligible for full vacation earned.

                            (ii)      Three‑fifths (3/5ths) of full vacation earned if employee has worked eighty percent (80%) of the plant hours scheduled.

                            (iii)     No vacation earned if employee has worked less than eighty percent of the plant hours scheduled.

                            (iv)    Overtime hours worked shall be included in determining whether an employee has met the requirements of the subsection (i) and (ii).

                (b)       For the purpose of determining whether the requirements above have been fulfilled and in computing the amount of vacation to which an employee is entitled under Section 7.4 below, the following additional rules shall govern:

                          (i)      Time lost due to layoff of thirty (30) calendar days or more, resignation, discharge or strike will not count as time worked or earned, but shall not break industry service should the employee re‑enter the industry except as provided in Section 7.4(e).

                         (ii)     An employee who has been employed by the Company for at least six (6) months shall be credited, with up to a maximum period of one (1) year, time lost by employee's sickness or accident or absence sanctioned by management in writing, as earned time and accordingly the employee will be paid vacation pay.

                Example: An employee works two (2) years and three (3) months for one employer and then is absent from work for nine (9) months because of sickness. At the end of the nine (9) months' sickness, he or she returns to work. The earned time is three (3) years.If, after receiving vacation pay, he or she then only works another two (2) months, he or she is entitled to two‑twelfths (2/12ths) of two weeks' vacation; six (6) months, six‑twelfths (6/12ths) of two weeks, and so forth.

                      (iii)      Apprentices do not accrue vacation until after completing six months of employment. Once an apprentice completes six months, accrual of vacation time is retroactive to the first day of employment.

           7.4     Amount of Vacation

           Vacations will be granted to employees as follows:

           (a)      First Week. One (1) week's vacation or fraction thereof will be granted employees with less than one (1) year of industry service on May 1 based upon the number of months he or she has been employed in accordance with the table below. This will establish him on a May 1 to May 1 basis for future vacation calculations.

Length of Industry Service		Vacation

1 mo.	1/2 of a week	3.3 hours
2 mos.	2/12 of a week	6.6 hours
3 mos.	3/12 of a week	10.0 hours
4 mos.	4/12 of a week	13.3 hours
5 mos.	5/12 of a week	16.5 hours
6 mos.	6/12 of a week	20.0 hours
7 mos.	7/12 of a week	23.1 hours
8 mos.	8/12 of a week	26.4 hours
9 mos.	9/12 of a week	30.0 hours
10 mos.	10/12 of a week	33.3 hours
11 mos.	11/12 of a week	36.3 hours
12 mos.	1 week	40 hours

              (b)       Second Week. Employees with one (1) or more years of industry service on May 1 shall be entitled to two (2) weeks' vacation or any fraction thereof computed in accordance with the following table:

Length of Industry Service		Vacation

1 mo.	1/2 of 2 weeks	6.6 hours
2 mos.	2/12 of 2 weeks	13.3 hours
3 mos.	3/12 of 2 weeks	20.0 hours
4 mos.	4/12 of 2 weeks	26.6 hours
5 mos.	5/12 of 2 weeks	33.3 hours
6 mos.	6/12 of 2 weeks	40.0 hours
7 mos.	7/12 of 2 weeks	46.6 hours
8 mos.	8/12 of 2 weeks	53.3 hours
9 mos.	9/12 of 2 weeks	60.0 hours
10 mos.	10/12 of 2 weeks	66.6 hours
11 mos.	11/12 of 2 weeks	73.3 hours
12 mos.	2 weeks	80 hours

               (c)     Third Week. Employees will be granted a third week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning with the second May of his continuous employment in the industry as follows:

2nd May	-	1 day	-	8 hours
3rd May	-	2 days	-	16 hours
4th May	-	3 days	-	24 hours
5th May	-	1 week	-	40 hours

                (d)     Fourth Week. Employees will be granted a fourth week's vacation computed on a May 1 to May 1 basis beginning with the twenty‑fifth May of his continuous employment with the Company as follows:

21st May	-	1 day	-	8 hours
22nd May	-	2 days	-	16 hours
23rd May	-	3 days	-	24 hours
24th May	-	4 days	-	32 hours
25th May	-	5 days	-	40 hours

               (e)     Such vacation (time off) or vacation pay shall be paid at the straight time hourly rate of pay in effect for the employee at time of taking vacation or receiving fractional vacation pay upon separation from employment. In figuring all earned vacation, a percentage of the regular straight time hours worked during the year preceding May 1 will be used to determine the vacation pay. Overtime is not to be used in computing vacation time. Employees may not be forced to use a vacation day for unanticipated absences, unless that is appropriate discipline.

                Vacation pay and vacation bonuses shall include shift premiums for employees regularly assigned to the second or third shifts, as the case may be, when such vacation or bonus pay becomes due and payable. Subject to the advance approval of management (which approval shall not be unreasonably withheld), employees may occasionally take one-half day of vacation. Half-days cannot be scheduled on the annual vacation calendar.

               (f)      For the purpose of this Article, an employee's industry service shall be deemed terminated in the event the employee voluntarily leaves the industry.  If an employee on layoff secures work in another field while waiting for an opening in the granite industry, but continues to maintain union membership and contact with the union and applies for industry employment, his service shall not be considered terminated for the purposes of this article until twelve (12) months from the date of layoff.

             (g)      For the purpose of computing vacation pay or fraction thereof, an employee hired on or before the fifteenth (15th) of a month shall be credited with the full pro rata vacation pay otherwise attributable to that month, and an employee hired after the fifteenth (15th) day of a month shall not be credited with any pro rata vacation pay for that month. An employee whose employment terminates on or after the fifteenth (15th) of the month shall be credited with full pro rata vacation pay otherwise attributable to that month. An employee whose employment terminates before the fifteenth (15th) of the month shall not be credited with pro rata vacation pay for that month.

              Example:  An employee comes to work on February 13, 1980.  On May 1, 1980 he or she has completed three (3) months employment and he or she is entitled to fractional vacation pay of three‑twelfths (3/12ths) of one (1) week. On May 1, 1981, the second May of his employment, he or she is entitled to two (2) weeks vacation pay payable at vacation time and one (1) day of vacation pay payable at Christmas.  On May 1, 1982, he or she would be entitled to two (2) weeks and two (2) days; May 1, 1983 ‑ two (2) weeks and three (3) days; and May 1, 1984 ‑ three (3) weeks.  It is assumed in this Example that the employee worked at least ninety percent (90%) of the scheduled hours worked by the plant during each of the applicable twelve (12) month periods. If he or she has worked eighty percent (80%) of the time, he or she will receive three‑fifths (3/5ths) of the vacation pay otherwise due.

                7.5      Severance of Employment

                A new employee or an employee who is laid off, discharged or quits is to be allowed the vacation benefit to which he or she is entitled under Section 7.4 above, prorated according to his months of service; for example, one (1) month = 1/12th; three (3) months = 3/12ths; ten (10) months = 10/12ths etc.

                7.6      Special Employment

                The vacation pay of employees, who by the specialized nature of their work are employed by two (2) or more employers in the course of the year, shall be paid by each employer in proportion to the time he or she has employed the specialist.

ARTICLE 8

 Bereavement Pay/Birth of an Employee's Child

                8.1        Employees shall receive bereavement pay following the death of the relatives listed in this Article, and the funeral and its arrangements occur during the employee's scheduled workday.  There shall be five days bereavement leave for the death of a parent, spouse or child/stepchild. There shall be three days bereavement leave for the death of a, brother, sister, stepmother, stepfather,  spouse's father, spouse's mother, spouse's stepmother, stepfather, or grandchild.  There shall be one day bereavement leave for the death of a grandparent, the grandparent of a spouse, a brother-in law, a sister-in-law or a "significant other."  If an interment is postponed to a later date and occurs during the employee's scheduled workday, the employee may take one of the three foregoing days off with pay on the day of interment.

              8.2       Any paid days off to which an employee is entitled under this Article shall include second or third shift premiums, as the case may be, if the employee is assigned to such shift on the day(s) for which he or she is entitled to such pay.Employees who are on vacation when a death occurs will receive the bereavement benefit, and may use the affected vacation days at a later date.

              8.3       An employee will be entitled to a day off with pay for the birth of the employee's biological child or the adoption of a child.

 ARTICLE 9

 Insurance

              9.1       The Company agrees to provide group insurance to employees and dependents as set forth herein.

             9.2        Benefits

             (a)        The health and welfare plan administered by the Company or its administrator as selected by the Company shall provide for benefits as follows:

                          (i)     Group life insurance ‑ $60,000.

                         (ii)     Sickness and accident insurance ‑ $330.00  per week, effective April 26, 2003; $335.00 per week, effective April 26, 2004; and $340.00 per week, effective April 25, 2005  for 52 weeks with a Social Security offset for the last 26 weeks thereof; eligibility commences on the first day of accident or hospitalized sickness and the fifth day of non‑hospitalized sickness. If an employee qualifies for sickness and accident insurance because of five (5) days of non‑hospitalized sickness and remains qualified for at least one additional week, the Company will pay the employee  the benefit described in this Article for the unpaid five‑day qualifying period.

                       (iii)    Accidental death and dismemberment insurance ‑ the benefit shall be $60,000.

                        (iv)    Paid‑up Term life insurance.

                                 (1)    Employees with ten (10) or more years of service retiring on a regular or early retirement pension will be given a fully paid $6,000 life insurance policy. Any employee with ten (10) or more years of service becoming totally disabled will continue to receive coverage for the full amount of life insurance then in effect until he or she becomes substantially employed, as determined by the Company or insurance administrator, at which time the insurance will be eliminated completely; or until age sixty‑five (65) when it will be eliminated and replaced by a $6,000 insurance policy that has been fully paid by the Company. The full amount of life insurance shall apply to employees with at least 10 years service, and the amount of insurance shall be prorated down by years of service for employees with less than 10 years of service.

                       (v)    Health Insurance ‑ The Company shall provide two (2) health insurance plans. One is to be equivalent to the Blue Cross Vermont Health Partnership (VHP), and one will be equivalent to the Blue Cross J Plan, subject to the following general conditions:

                                1. The employee has the option of selecting the VHP or the J plan, without any pressure to select any option.

                                2. There shall be one (1) period of open enrollment each year.

                                3. The "J" Plan shall have a $10 office visit copay and a drug card with a $50 deductible, $10/$20/$35 copay. The Vermont Health Partnership (VHP) shall have the same drug benefit, $10 office visit copay, plus a $20 copay for visits to specialists.

                             4. Changes to either plan can be implemented at any time only when mutually agreed upon between the GCA and management. Other insurers and third party administrators can be used as long as there is no reduction in benefit level at the time of change, and only with the mutual agreement of both unions and management. Management has the discretion to offer other optional plans following discussions with the GCA.

                            5. Employees selecting the J plan shall be required to pay 17% of the premium. Employees selecting the VHP plan shall be required to pay 12% of the premium.

                           6. There shall be a dental plan, equivalent to the Delta Dental Preventer II, provided to all employees who obtain health insurance under VHP. The employee contribution to the premium shall be 12%.

                           7. There shall be a vision plan equivalent to the Vision Service Plan "A" with a $20.00 per year eye exam and $20.00 every two year material charge made available to all employees who obtain health insurance on any of the company plans. Employees on the J Plan will pay 17% and employees on the VHP Plan will pay 12% of the premium.

8. If Blue Cross allows, there can be a copay required for emergency room visits under the J plan of $25 year one and two, $50 year three to match the VHP plan.

                     (vi)   The Company shall pay the full premium for health insurance for one month for retirees with at least five years continuous company service, and two months for retirees with at least ten years continuous service with the company.

              (b)   The insurance benefits which are provided shall be described in a brochure which shall be distributed to employees.  The terms and conditions under which such benefits are provided are governed by insurance agreements between the Company and its insurance carriers. The Union and the Company shall work together in good faith to help preserve quality benefits, control costs, and provide information to employees.

               9.3    Contributions

              The Company shall continue its contributions for the health insurance coverage, life insurance and accidental death and dismemberment insurance of a laid‑off employee for three (3) calendar months (provided the employee makes his contribution if any is required). If the employee is laid off on or before the fifteenth (15th) of a month, that month shall be considered the first of the three months; and if the employee is laid off after the fifteenth (15th) of a month, the following calendar month shall be considered the first of the three months. If an active employee dies, the Company will continue health insurance for the survivor(s) on the employee's health plan for three (3) months at no cost to the deceased employee's family. To keep policies in force, both the Company and employee must pay his share while the employee is off the job because of sickness and accident, strike or lockout or any other suspension in the industry beyond the control of either management or labor.

                9.4     Disability

                (a)     If an employee is permanently and totally disabled, the Company shall continue its contribution for up to six (6) months, as described in the previous section "Contributions."  Thereafter, the Company will provide such health insurance contributions (provided the employee makes his contribution, if any is required) for five (5) years from the date when he or she ceased to work due to such disability. At the end of such five (5) year period, the Company shall thereafter continue its contributions for individual coverage only, as long as the employee makes his contribution and is permanently and totally disabled, or until he or she reaches age 65, whichever occurs sooner; provided, that the Company will not make any contributions described in this subsection (a) during any period when the employee or his spouse is employed and group health insurance benefits are available to them, or after he or she reaches age 65. The Company and the Union may amend this subsection in their discretion.

                9.5      Retired Employees    Effective May 2, 1981, any employee who has retired after April 30, 1975 under the provisions of the Barre Belt Granite Employer‑Union Pension Plan shall be allowed to continue group insurance coverage in the amount of $3,000 of term insurance, subject to any applicable insurance carrier rules and regulations. The full cost of such coverage will be paid by the retired employee at the group rate applicable to the term life insurance including such insurance for retired employees being provided through the Company. The premium to be paid by such retired employees shall be deducted from the monthly retirement payable to him under the Pension Plan.

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                9.6        The Company is authorized to utilize the services of an impartial professional consultant as deemed necessary to advise concerning the proper operation of the insurance program.

               9.7         The parties agree to consider and implement by agreement health insurance cost containment measures with a view to improving and increasing the quality and efficiency of health care.

               9.8         The Company shall provide the Union with any notices threatening or canceling any insurance coverage provided for Union employees under this Agreement. Immediately upon cancellation, the Union and the employees may withhold all services until such time as the insurance has been fully reinstated with retroactive coverage.

ARTICLE 10

 Pension Plan Agreement

                10.1     Merger of the Pension Plan

               The Barre Belt Granite Employer-Union Pension Plan (the "Plan") has merged with and into the Steelworkers Pension Trust (the "Pension Trust") pursuant to the terms of a certain merger agreement (the "Merger Agreement") between the Plan and the Pension Trust, the terms of which are incorporated herein by reference. (Hereafter, the merger of the Plan and the Pension Trust is referred to as the "Merger.")

                 10.2    Incorporated Documents

                 This Article 10 incorporates by reference the terms of a Merger Agreement between the Plan and the Pension Trust, and the provisions of the documents governing the Pension Trust, including the "UIU Declaration of Trust, Effective December 5, 1997."

                  10.3    Contribution Rate

                  The month for which the contribution is due is referred to as the "benefit month," and the month prior to the benefit month is referred to as the "wage month." The Employer shall contribute to the Pension Trust each and every benefit month a sum of money equal to $1.35 per hour for each hour worked by all Covered Employees during the wage month. Effective April 26, 2004, the contribution shall increase to $1.40 per hour. Effective April 25, 2005, the contribution shall increase to $1.45 per hour.

                10.4     Covered Employees

                Covered Employees are all employees employed within the Union's Bargaining Unit who were actively employed by the Employer for any length of time during the wage month.  The Employer is required to make a contribution on an employee whose employment is terminated during the wage month.

                10.5     Hours Worked

                The term "Hours Worked" means not only hours actually worked by Covered Employees but also hours not actually worked but for which Covered Employees were paid because of vacation, holidays, jury duty or bereavement leave.

                 10.6     Payment of Contributions

                 Contributions are due from the Employer on the fifteenth (15th) day of the benefit month, commencing with the benefit month of February 1999 and each and every month thereafter so long as this agreement is in force.

                  10.7     Coverage--Newly Hired Employees Not Previously Covered

                  Newly hired employees not previously covered by the Pension Trust are not considered Covered Employees until the first day of the first calendar month immediately after the commencement of employment.  Such calendar month is the new employee's first benefit month.  The immediately preceding calendar month is the employee's first wage month.

                  10.8   Coverage--Newly Hired Employees Who Were Previously Covered

                  Newly hired employees previously covered by the Pension Trust are considered Covered Employees as of the first day of the first calendar month immediately after the commencement of employment.  This calendar month is the employee's first benefit month and the immediately preceding calendar month is the employee's first wage month.

                   10.9   Contribution Reports and Data

                   The Employer shall transmit to the Pension Trust with each contribution a contribution report on the form furnished by the Pension Trust on which the Employer shall report the names, status, hire and termination dates as applicable, as well as the total hours paid to each covered employee during the wage month. The Employer shall provide a copy of this report to the Union. The Employer further agrees to supply to the Pension Trust such further information as may from time to time be requested by it in connection with the benefits provided by said Pension Trust to said employees, and to permit audits of its books and records by the Pension Trust for the sole purpose of determining compliance with the terms and conditions of this agreement.

                     10.10    Delinquent Employers

                     In the event that an Employer fails to maintain affiliation in good standing with the Pension Trust, the Employer shall be in violation of this Article 10, in addition to all other applicable standards. Immediately upon termination of the Employer's affiliation with the Pension Trust, the Union and the employees may withhold all services from the delinquent Employer until such time as the default has been cured to the satisfaction of the Pension Trust and the Union.

ARTICLE 11

401K Plan

                      The Company will establish a Section 401(k) plan for all its union employees. The Company will match contributions at 30% of the first $1,000 and 10% of the excess up to the maximum contribution level allowed under the plan.

ARTICLE 12

 Notices

                12.1    The Company shall install a bulletin board for joint use of the Company and Unions.

                12.2    Before suspending operations the day before or the day after a scheduled holiday, at least three (3) working days' notice must be posted on the bulletin board.

                   12.3    At least twenty‑four (24) hours' notice of any other suspensions of operations must be posted on bulletin boards stating when plant will close as well as when work is to be resumed.

                   12.4    An employee who gives his employer two (2) weeks' written notice before resignation will not be dismissed during the notice period without just cause which shall include the employee's failure to perform the work assigned or to report to work on time as that employee would normally do. An employee who gives notice of resignation shall remain subject to layoff during the notice period. The employer will provide the employee with a written form that the employee will be asked to sign to confirm notice.

                   12.5    If an employer decides to meet and speak to an employee because the employer believes that any further infraction will lead to discharge, the employer shall inform the union and invite the union business agent to attend the meeting. If the business agent is unavailable, notice can be provided to a Union officer or shop steward.

ARTICLE 13

 Layoff and Recall

                   13.1     Layoff and recall shall be on the basis of seniority with the Company, with most senior employees enjoying preference to avoid layoffs and to be recalled. Unless it is demonstrated that a senior employee lacks proficiency to perform work in another category, the senior employee shall have the right to move to another category to avoid layoff. A layoff shall not interrupt the accrual of industry service. Employees shall have recall rights for twelve (12) months from the date of layoff.

                    13.2      The Company shall provide the Union with a seniority roster semi‑annually, in April and October. There shall be a single seniority roster for all GCA employees of the Company.

ARTICLE 14

Union Security

                      14.1     Employees covered by this Agreement shall, as a condition of employment, be or become members of the Union on the thirty‑first calendar day following their date of employment or the effective date of this Agreement, whichever is later. As a condition of continued employment, employees must remain members of the Union in good standing with respect to payment of initiation fees (if not already a member) and periodic dues uniformly required as a condition of acquiring or retaining membership.

                        14.2    Operators of all granite, marble or other stone working machinery shall be members of the Union such as: computerized stencil cutting machines, sandblast, surface cutters, carbos, planers, lathes, die sinkers, polishing wheels, saws, paper rolls, sharpening machines, surface plates, guillotines, sandblast stencil cutting machines, carvers, etchers, auto etchers and wire sawing on granite when detached from the quarry.The operation of machinery that performs functions substantially similar to the functions performed by the machinery listed in this Article shall be by members of the Union. Except as specified otherwise in this Article, all work that is assigned to the jurisdiction of the various trades and specialties within the Union by the terms of this Agreement shall only be performed by Union members. In each facility, there may be no more than one owner operating machinery that is assigned to Union members under the terms of this agreement; any other owner may operate machinery only if they are Union members. Only foremen and management shall have the authority to discipline, hire or fire union employees. Foremen shall not perform union work, but shall limit their responsibilities to supervision and instruction.

                         14.3   GROUP LEADER‑LEADMAN. A group leader or leadman is a bargaining unit employee who has responsibilities under a foreman in a specific work area or section. He or she is in charge of that area in the absence of a foreman. Following instructions of the foreman, he or she directs employees in routine work including priority and movement of work in process. He or she has the responsibility to inspect and reject units if they do not meet quality standards.He or she can instruct employees and answer routine questions about work. He or she does not have the power to hire, fire or adjust wages for personnel, or effectively recommend the same.

 ARTICLE 15

 Check‑Off

                          15.1     It is agreed that Union initiation fees, membership dues, and assessments uniformly imposed on all members, in accordance with the Constitution and By‑Laws of the Union, shall be deducted monthly from the pay of each employee who executes or has executed the following "authorization for check off" form:

 "I, the undersigned, an employee of Rock of Ages Corporation, hereby authorize and direct the Company to deduct from my wages as checked below:

(  )  Initiation fees

(  )  Monthly union dues

(  )  Assessments uniformly imposed on all members as designated by the Union, and pay same to the Granite Cutters' Association.

 "I understand that this authorization is irrevocable for a period of one year or until the expiration of the Agreement between the Union and the Company, whichever occurs sooner, and shall be automatically renewed for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless I notify the Company and the Union in writing by registered mail, return receipt requested of my desire to cancel and revoke this assignment, within ten (10) calendar days prior to the expiration of each period of one year, or of the expiration of each applicable collective agreement between the Company and the Union, whichever occurs sooner."

                    15.2    Deductions shall be remitted by the end of each month to an officer designated by the local union along with a list of the employees from whom deductions are made.

 ARTICLE 16

Dispute Settlement

                    16.1    Any difference which may arise as to the meaning  of this Agreement or any memorandum agreement between the parties as to compliance with the terms of such agreements shall be resolved as follows:

                    Step 1:  Between the foreman and employee involved and/or Union Steward and/or other Union representative. Grievances must be submitted within ten (10) workdays of the time the subject of the grievance becomes or should have become known to the aggrieved employee or Union.

                    Step 2:  Between the Union Steward and/or other Union representatives and the Plant Manager. If the matter is not settled within five (5) workdays of initiating this step, it may be referred to Step 3.

                     Step 3:  Between the Union Business Representative and/or Union Steward and the Division Vice President and/or the Plant Manager.  If the matter is not settled at this step, then a formal written grievance will be submitted within five (5) working days.

                     Step 4:  Between the Granite Cutters' Association Staff Representative, Local Union Business Agent, the President of the Company, the Division Vice President and/or the Plant Manager.

                     Step 5:   Submit the grievance to arbitration and pursuant to existing voluntary labor arbitration rules of the American Arbitration Association within thirty (30) days following the Step 4 answer. The Arbitrator shall have no authority to alter in any way the terms and conditions of this Agreement and shall confine his decision to a determination of the facts and an interpretation and application of this Agreement. The decision of the Arbitrator shall be final and binding on all parties. The fees and expenses associated with arbitration of the grievance shall be borne equally by the parties to the grievance or dispute.

                     In the event a difference is not appealed to the next succeeding step of the above procedure within the time limit specified, the right of appeal shall be lost.

                      The aggrieved employee may attend any steps of the grievance procedures. Time limits may be extended by mutual agreement.

                      16.2    Grievances may be initiated by the Company.  The grievance shall be discussed between the Company representative and the Steward, Local Union President and/or Union Business Agent or other Union representative. In the event such difference is not settled through such discussion, the dispute will be further processed in accordance with the provisions of Section 16.1, Steps 3, 4 and 5.

                       16.3   Grievances processed in accordance with the provisions of this Article must be in writing and signed by the grieving party for submission to Step 4 and succeeding Steps. It is mutually understood that the words "Foreman" or "Plant Manager" may be replaced by the word "Company" where appropriate. Time limits may be extended by mutual agreement.

                         16.4   The Union agrees that during the term of this Agreement neither the Union nor its members shall encourage or engage in any strikes, stoppages, slowdowns or other interruption of work, and the Company agrees that there shall be no lockouts.

ARTICLE 17

 Plant Access

                          It is agreed that a Business Agent and/or Union official shall be permitted to enter any plant during working hours or during hours when such agent or official has reason to believe employees are working, for the purpose of administering the provisions of this Agreement. A committee wishing to enter the plant during working hours must first get permission at the office.

 ARTICLE 18

 Nondiscrimination

                         The parties shall comply with all applicable laws governing equal employment opportunities for employees covered by this agreement. This shall include laws prohibiting discrimination against employees on account of race, color, gender, religion, national origin, age, sexual preference, protected handicap or union activities.

ARTICLE 19

Governmental Regulations

                          The Company will comply with all applicable laws, including workers' compensation and unemployment compensation laws, enacted for the betterment of wages and working conditions in the granite trade. All employees must utilize safety equipment required by applicable law.

 ARTICLE 20

 Substandard Operations

                            It is acknowledged by the parties that production of granite products under conditions less favorable than those contained in this Agreement represents a threat to the prosperity of the industry and the health and living standards of the employees working herein. If a full-time employee works for another person or firm in the industry which competes with his employer, it shall constitute just cause for disciplinary action, leading to discharge for subsequent or continuing offenses. Work performed on the premises of the Company on projects in which the Company has some interest shall not be considered moonlighting, and shall not subject the employee to discipline or discharge. The parties acknowledge that such moonlighting by full-time employees is generally harmful to the industry and to the employees. It should be discouraged. An employer found to have engaged or employed a moonlighter shall be required to pay time and one half for all hours worked by the moonlighter; shall be required to make all fund payments for such hours worked to the Barre Belt Pension Fund to the extent permitted by such funds; and shall be subject to other sanctions as a grievance committee or arbitrator deems just.

ARTICLE 21

Labor Management Team

                            It is mutually agreed to form a Labor Management Team (LMT) composed equally of Union representatives and management representatives in such total number as may be agreed from time to time by the Union and Company. The LMT may meet on mutually agreeable occasions to discuss and resolve issues of safety, health, betterment, interdivisional job opportunities, productivity and other items as may be appropriate.

                           The LMT is intended to increase joint cooperation and develop an active employee involvement process. These efforts shall not interfere with any provisions of this agreement nor circumvent the grievance procedure, nor interfere with management's rights, but it is a goal of the LMT to avoid circumstances or practices which could give rise to a claim by either party that the provisions of this agreement were not adhered to and to create an atmosphere of cooperation so as to minimize events leading to grievances.

                            The LMT may have various divisions or advisory groups as mutually agreed and may meet jointly with LMTs formed in other divisions and with other unions of the Company.

                           The objectives of the LMT will also focus on increasing customer service and satisfaction, more effective methods of operation, enhancing employee morale and creating and assuring full and open communication among employees and the Company. The LMT will analyze and solve identified problems and participate and support in the implementation of agreed solutions. The LMT will also investigate and recommend actions to the Company and Union to increase employee involvement and responsibility in the areas of production, production teams, and quality control.

ARTICLE 22

 Safety Measures

                            22.1    Suction Devices

                            The Company shall maintain its plants with suction equipment as described below:

                             (a)     All bankers using pneumatic tools and surface machines shall be equipped with suction devices.

                             (b)    Every employee cutting granite shall be provided with an adequate suction device.  No granite shall be cut unless this requirement has been met.

                             (c)     All emery wheels, in the blacksmith's shop and plant, shall have suitable safety and suction devices.  All rounding of edges and other operations, with a pneumatic or electric machine, shall only be done with the added use of a suction device.

                             (d)     All sandblast rooms shall be equipped with suitable suction devices so that they shall be in a dustless condition, both inside and outside.

                             (e)      All suction equipment shall be of the vacuum type complete with adequate dust arrestors, which will filter the air before discharge into the atmosphere.

                             (f)       All surface cutting machines in the cutting section of the plant shall be equipped with proper suction devices and shall immediately cease operations when a breakdown in the air suction or other devices occurs or when such air suction or other attachments become defective. Workers must, at all times, be amply protected from chips, grit or water from any machine. Proper screens, butty‑boards or any other suitable method must be furnished and used. Bumpers must not be used.

                            (g)      The Engineer for the Department of Labor and Industry for the State of Vermont shall confer with the Company and the Business Agent concerning the proper function of all suction equipment in granite plants.

                            22.2       Safety Glasses

                            The Company shall provide safety glasses for its employees, upon the request of such employees. If an employee needs prescription safety glasses, he or she shall pay for his own eye examination and shall furnish the prescription to the Company. The Company shall then provide such prescription glasses at no additional cost to the employee. Broken safety glasses shall be replaced by the Company on a reasonable basis.

                              22.3     Plant Heat

                              Cutting plants and air for pneumatic machines is to be heated to at least sixty (60) degrees.  Hot water must also be provided.  If the Union initiates a grievance for the Company's failure to heat the plant to 60 degrees, the arbitrator is authorized to impose a penalty of two (2) hours' pay for time lost due to lack of heat.  The arbitrator shall be authorized to impose a penalty of up to four (4) hours' pay in situations where the Company has been found to have repeatedly failed to heat the plant as required under this Section and if the arbitrator finds that the circumstances of such violations warrant an additional penalty.

                              22.4     Miscellaneous

                              (a)        No employee shall be permitted to operate automatic and manual sandblast at the same time, except under conditions mutually agreeable to the union and the Company.

                              (b)        In turning down grindstones, water in sufficient quantities or other suitable devices must be used at all times to keep down the dust.

                              (c)        Toilets connected with running water must be furnished in every plant and must be always kept in sanitary conditions, thoroughly boxed in and ventilated so as to eliminate all odors in conformity with health laws.

                             (d)         Drinking water with sanitary bubblers must be furnished in every plant.

                             (e)         A device to give ample warning when stones are being carried through the plant will be used with the operation of each traveling crane.

                            (f)          The Company shall, at its expense, replace chalk and chalk lines, pencils and sandblast knives, tapes, rulers, handles, aprons, rubbers and similar equipment on a reasonable basis.  The Company shall make safety footwear (steel toe) available to requesting employees from the Company supply room.  For each requesting employee, the Company will contribute once a year to defray the costs of safety footwear (i.e., steel toe).  The Company shall pay the full cost of the safety footwear, up to a maximum of seventy-five ($75.00) dollars.    Subject to the advance approval of the Company, boots worn out on the job may be replaced with prior approval.  All Union employees shall wear safety footwear (steel toe) while on the job.

                           22.5     Consultation and Enforcement    The Company will confer with the Union regarding safety and other rules and regulations affecting the health, safety and comfort of the employees. The parties agree to cooperate with each other in enforcing safety rules and practices in an effort to reduce hazards and insure safe working conditions.

ARTICLE 23

New Machinery

                           23.1     The Company and the Union agree that, for the best interest of the employees, the Company and the community as a whole, they favor and will encourage the progress and growth of the Granite Industry in Vermont. The Company has the right to introduce new machinery into the plant, and the assignment of an operator to new machinery will be made on a reasonable basis with appropriate consideration for safety, workload, existing practices, and operational requirements including production efficiency and flexibility.

                           The Company agrees that, in the operation of granite working machinery, the present jurisdiction of the union will be preserved.  The Company further agrees that employees covered by the agreement shall be given reasonable opportunity to become proficient with new granite working machinery.  It is understood that the employees of a manufacturer displaced because of the introduction of new machinery into the plant shall be given such first opportunity.

ARTICLE 24

Apprentice Training Program

                           24.1     The Program

                           The Apprentice Training Program for Granite Cutters, Polishers, Tool Sharpeners and Draftspersons, as developed and approved by the Barre District Granite Manufacturers and the Unions, shall govern the training of apprentices.  No provision in the Apprentice Training Program of the Granite Cutters, Polishers, Tool Sharpeners and Draftspersons shall operate in violation of any provisions of this agreement.

                          24.2       Records

                          (a)         The Company shall keep a record of all apprentices in their employ. Records shall show full name, date of employment; trade; social security number; age; and date of leaving.  Records shall be open to inspection by the Business Agent of the Union.

                          (b)         Within thirty (30) calendar days of employment, the Company agrees to supply the Business Agent with names of each apprentice employed, the date of employment, the trade, the apprentice's social security number and age. The Company also must state if the apprentice comes within the quota as per this Agreement.

                          24.3        Job Training Partnership Act

                          The Union agrees to give the necessary approval and to join with the Company in any future applications for funds under the Job Training Partnership Act, subject to the understanding that the Union may withhold such approval in the event of a substantial change in the present employment situation in the industry.

                          24.4      Apprentices shall not replace a journeyman and unemployed journeymen who apply for an apprenticeship position shall be given first consideration for employment.

ARTICLE 25

Leaves of Absence

                          25.1      Unpaid leaves of absence may be taken only with prior written approval of the Company, and copies of same shall be given to the Union. Applicable federal and state statutes governing family and medical leave shall apply to any leaves which were within their purview.

                          25.2       Any employee newly hired to perform the work of an employee on leave of absence will be notified by the Company that continued employment is temporary.

                          25.3       Any person holding office in the Union as a full-time Business Agent shall accrue seniority in his or her former position while holding such office for a period of three years. Any such Union officer can accrue additional seniority, up to a maximum of six years, that is equal to the officer's length of service with the Company. If the Union officer does not return to employment with the Company during the period that he or she or she is accruing seniority under this paragraph, then the officer shall forfeit that seniority.

                          Upon completion of his or her Union service, a Union officer may exercise any accrued seniority rights to return to employment within his or her former trade. Any Union officer who wishes to return to service with the Company after the expiration of his or her seniority rights shall have first preference for the first available opening in the Company within the officer's trade for which the officer is qualified.

                         Any Union employee who is assigned to a management position shall accrue seniority in his or her former position for a period of three years. If such person does not return to his or her position as a Union employee within three years, such seniority shall be forfeited.  During the three year period provided by this paragraph, such person may exercise any accrued seniority rights to return to a Union position within his or her former trade.

ARTICLE 26

 Probationary Period

                               26.1       There shall be a probationary period of thirty (30) calendar days for journeymen and sixty (60) calendar days for apprentices with a right to extend such probationary periods by mutual agreement. The probationary period for a journeyman who is a new hire, and is changing trades to a new trade, shall be sixty days. A discharge during the probationary period shall not be subject to the grievance or arbitration provisions of this agreement. Upon completion of the probationary period, the employee's seniority date shall be retroactive to his most recent date of hire.

ARTICLE 27

New Employees

                               27.1        In the event of a permanent vacancy which the Company intends to fill with a journeyman, the Company will call or otherwise notify the Union in advance and will consider the names of any journeymen submitted by the Union.  In the event of any permanent vacancy within the Company, the Company will make a reasonable effort under the circumstances, subject to the Company's need to fill the position promptly, to post the vacancy within the Company. Nothing herein will require the employer to interview or hire any applicant.

 ARTICLE 28

 Subcontracting

                                The Company will subcontract bargaining unit work only if its plant lacks the physical capacity or human resources to accommodate the work and not to avoid the terms of this contract; provided, however, that the Company may subcontract work to other entities that employ GCA members to perform the work that is subcontracted.The Company will notify the Union in advance of an intent to subcontract bargaining unit work which will result in (or prolong) either layoffs or a reduction in the work week below forty hours; and, upon request, will bargain with the Union about the decision and its impact upon the employees.

ARTICLE 29

 Accidents

                            A workman must report any accident or defect in any stone immediately on discovering it; otherwise he or she shall be subject to appropriate disciplinary action. Sufficient room at all times must be given to granite cutters and other workers. If an employee is injured on the job and formal notice (i.e., the employer's first report of injury) is provided to the State of Vermont, a copy of the written notice will be provided to the union business agent.

GRANITE CUTTERS' PROVISIONS

 ARTICLE 1

Jurisdiction

                           It is mutually agreed that the Union shall have jurisdiction over the following job functions involved in the Company's plant operations: drilling (including paper rolls and saw blocks at the plants), cutting, lettering, finishing, surface plate finishing, carbo sawing, sandblasting, carving, etching, planing, lathe operating, channeling for crosses or any similar work building or monumental, polishing (whether by hand or machine), sawing (of rough blocks into slabs, dies, etc.), bedsetting, plastering, pinning up, steeling and grinding of granite; tool sharpening (by hand or machine) of all hand tools used in the plants; and drafting including layouts, tracings, patterns and making shop cards requiring drafting. All employees will be classified by the above job functions for purposes of the provisions on layoff in Article 12. The Union and Company agree that employees covered by this agreement may be assigned to any other job functions within the jurisdiction of the Union as may be necessary to assure available work is completed in a timely and efficient manner.

ARTICLE 2

Apprentice ‑ Journeyman

                            Apprentices must work a period of two years to achieve the status of journeymen.

ARTICLE 3

Apprentice Quotas

                           The apprentice quota for all positions except draftspersons, lathe operators and sawyers shall be:  1 for 2,  2 for 5 ,  3 for 8,  4 for 11, 5 for 14,  6 for 17. One apprentice lathe operator is allowed for each two lathes operated. One apprentice sawyer shall be allowed to every two sawyers. One apprentice draftsperson for one journeyman draftsperson and two apprentice draftspersons for three journeyman draftspersons shall be allowed, but owners, partners and office managers shall not be considered journeymen.

ARTICLE 4

                             4.1     All employees covered by this contract shall not disclose any confidential information obtained from contracts worked in any office.    All custom drafting done outside of a regular eight (8) hour day shall be charged at the rate of time and one‑half plus ten percent (10%) extra for materials used. All custom work to be governed by the Business Agent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective April 26, 2003.

FOR GRANITE CUTTERS' ASSOCIATION

Matthew Peake, Business Agent

Leonard Hutchinson, Commiteeman

Harold Wood, Committeeman

ROCK OF AGES CORPORATION

Robert Pope, Chief Negotiator

Donald Labonte, President, Manufacturing Division

John Rose, Operations Manager, Manufacturing Division

Paul Hutchins, Director of Administration

MANUFACTURING DIVISION
CALENDAR OF HOLIDAY OBSERVANCES
DURING 2003 - 2006 CONTRACT

2003
Memorial Day	May 26	Monday
Independence Day	July 4	Friday
Labor Day	September 1	Monday
Employee Appreciation Day	September 2	Tuesday
Veterans Day	November 17	Monday
Thanksgiving Day	November 27	Thursday
Day After Thanksgiving	November 28	Friday
Christmas Day	December 25	Thursday

2004
New Years Day	January 1	Thursday
Day Before Town Meeting	March 1	Monday
Town Meeting Day	March 2	Tuesday
Memorial Day	May 31	Monday
Independence Day	July 4 (Sun)	Monday 5th
Labor Day	September 6	Monday
Employee Appreciation Day	September 7	Tuesday
Veterans Day	November 15	Monday
Thanksgiving Day	November 25	Thursday
Day After Thanksgiving	November 26	Friday

2005
New Years Day	January 1 (Sat)	Friday Dec. 31st
Day Before Town Meeting	March 7	Monday
Town Meeting Day	March 8	Tuesday
Memorial Day	May 30	Monday
Independence	July 4	Monday
Labor Day	September 5	Monday
Employee Appreciation Day	September 6	Tuesday
Veterans Day	November 14	Monday
Thanksgiving Day	November 24	Thursday
Day After Thanksgiving	November 25	Friday
Christmas Day	December 25 (Sun)	Monday 26th

2006
New Years Day	January 1 (Sun)	Monday 2nd
Day Before Town Meeting Day	March 6	Monday
Town Meeting Day	March 7	Tuesday

EXHIBIT 10.4

Granite Cutters' Association
107 N. Main Street
Barre, Vermont 05641

April 26, 2003

Robert Pope, Vice President
Rock of Ages Corp.
PO Box 482
Barre, Vt. 05641-0482

SIDE LETTER AGREEMENT

Gentlemen:

The terms and conditions of the collective bargaining agreement between the Granite Cutters' Association and the Rock of Ages Corporation are hereby modified by this side letter agreement, dated as of April 26, 2003.

Seniority

Article 13.2 provides that there shall be a single seniority roster for all GCA employees of this Company. To implement this provision, we have agreed that the existing seniority lists for all four entities involved in a merger with the Company (i.e., Anderson-Friberg, Lawson Granite, Rock of Ages and Associated Saw Plant) as of January 1, 1996, shall be merged into a single seniority list. The date of hire with each of the four entities involved in this transaction shall be used to measure seniority on the merged seniority list.If an employee has continuous service with two or more of the entities involved in that merger, all of that continuous service shall be counted in calculating seniority.

Article 13.1 provides that layoff and recall shall be on the basis of seniority, subject to ability. We agree that if there is a short-term layoff (meaning no more than two consecutive weeks or a total of four weeks in a single calendar year) in any of the Rock of Ages plants, that the seniority roster within the affected plant shall be used to implement the layoff. For such short-term layoffs, affected employees will not have the right to bump employees in another plant. If the layoff is of any greater duration, then the Company-wide seniority list, which shall be merged as provided in this Letter, shall control the layoffs.

Article 7.4(d) grants employees additional vacation based upon length of service with the Company. We agree that continuous service with any of the four entities involved in the merger shall be included in calculating eligibility for this benefit. Thus, for example, an employee with 25 years of service with Lawson Granite shall be entitled to the four weeks of vacation. If an employee has 10 years of continuous service with Lawson Granite, immediately followed by 15 years of continuous service with Rock of Ages or Anderson-Friberg, that employee would also qualify for this additional vacation.

Article 5.2 addresses overtime. The company shall offer overtime on the basis of seniority within the category of work in each plant, subject to ability and experience on the particular job, as provided in Article 5.2. Employees cannot use seniority to claim a right to overtime offered in another plant.

Work Rules

The Union will not seek to assert Section 22.4(a) of the collective bargaining agreement and/or the Memorandum dated August 22, 1979, with respect to operations covered by such documents unless the Union believes in good faith that such operations would be unsafe or would constitute an unreasonable workload on any employee. In any such situation,, the Union will provide the Company with a written statement setting forth its specific objections regarding safety and workload issues. If the Company and the Union are unable to resolve the issue, either party may submit it directly to arbitration under the arbitration provisions of the collective bargaining agreement.

Sympathy Strikes--Picket Lines

The union agrees that it will not call or condone a strike against employer's signatory to this agreement in sympathy with a GCA union strike at the signators to a multi-employer agreement with the Barre Granite Association ("downtown employers") or Swenson Granite, Hillside Granite, or International Stone Products ("other companies").

Nothing contained in this agreement shall prevent members of the GCA from honoring a primary picket line, and they shall suffer no disability as a result of so doing. However, the GCA shall not permit its members to establish a picket line at Rock of Ages as a result of a strike against downtown employers or other companies. Nothing contained in this agreement shall prevent members of the GCA from refusing to perform "struck work" (i.e., work that has been subcontracted to Rock of Ages from the downtown employers or other companies during any union strike against the downtown employers or other companies, or work that has been transferred to Rock of Ages in Barre from affiliates who are the subject of any union strike), and they shall suffer no disability as a result of so doing.

In the event that the union calls or condones a strike against Rock of Ages in sympathy with a Granite Cutters' Association union strike at the downtown employers or other companies, Rock of Ages may by-pass the grievance and arbitration provisions of this agreement, and seek an immediate injunction or other relief from the courts.

Extension of Apprentice Period

If the Company neglects to request an extension in the first sixty days of the apprentice period, there shall be an additional thirty day period in which the Company can request an extension of the apprentice period from the union. The Union shall not unreasonably withhold approval of a request for an extension.

Second Shift

The Company may desire to implement a change in the shifts, work schedules, additional compensation, or related concerns on the second shift which would require changes in the Contract. During the term of this Contract, the parties agree to negotiate and bargain in good faith on this subject.

Worker Compensation

The Company shall provide coverage for employees who are paid worker compensation benefits for the time period that is not covered by worker compensation. The Company may, in its sole discretion, withdraw this benefit if the Company determines that it is being abused.

Jib Cranes

The GCA supports the use of jib cranes, car systems, and similar handling systems that do not fundamentally infringe upon the respective jurisdiction of the two unions. The GCA will work with management to reasonably accommodate the use of such devices by its members where appropriate.

This side letter agreement shall be in effect for the balance of the collective bargaining agreement, which is scheduled to expire on April 28, 2006.

Dated at _____________, Vermont, this ____ day of __________________, 2003.

GRANITE CUTTERS ASSOCIATION

BY:
Matthew Peake, Business Agent

Dated at ____________, Vermont, this ____ day of ___________________, 2003.

ROCK OF AGES CORPORATION

BY:
Robert Pope Chief Negotiator

BY:
Donald Labonte President, Manufacturing Division

EXHIBIT 10.5

THE CIT GROUP/BUSINESS CREDIT, INC.
1211 Avenue of the Americas
New York, New York 10036

November 11, 2003

Rock of Ages Corporation
772 Graniteville Road
Barre, Vermont 05654

Attention:      Mr. Kurt M. Swenson
                    Chief Executive Officer

RE:     Sixth Amendment and Waiver

Gentlemen:

We refer to the Financing Agreement, dated as of December 17, 1997 (as amended, the "Financing Agreement"), among Rock of Ages Corporation, Rock of Ages Kentucky Cemeteries, LLC, Carolina Quarries, Inc., Autumn Rose Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company LLC, Rock of Ages Memorials, Inc. and Sioux Falls Monument Co. (collectively, the "Companies"), the lenders party thereto (collectively, the "Lenders"), and The CIT Group/Business Credit, Inc., as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

1.   Waiver.  You have notified us that the Operating Cash Flow Ratio of the Companies for the fiscal quarter ending in September 2003 was (3.86) to 1. The failure of the Companies to have maintained an Operating Cash Flow Ratio of at least 1.25 to 1 constitutes a violation of Subparagraph 14 of Section 7 of the Financing Agreement and an Event of Default under Subparagraph 1(f) of the Financing Agreement (the "Designated Default").

The Lenders hereby waive the Designated Default as an Event of Default. Nothing herein shall constitute a waiver by the Agent or any Lender of any other Default or Event of Default, whether or not the Agent or any Lender has any knowledge thereof, nor shall anything herein be deemed a waiver by the Agent or any Lender of any Default or Event of Default which may occur after the date hereof.

2.   Amendment.   The Companies, the Lenders and the Agent hereby agree that, effective as of October 1, 2003: (a) each Applicable Fee Percentage set forth in the definition of the term "Applicable Fee Percentage" in the Financing Agreement shall be increased by .25%; and each Applicable Increment set forth in the definition of the term "Applicable Increment" in the Financing Agreement shall be increased by .25%.

By signing below, each of the Companies hereby represents and warrants that: (a) all of the representations and warranties set forth in the Financing Agreement (except for such representations and warranties that were only required to be true and correct as of a prior date) are true and correct in all material respects on the date hereof; and (b) no Default or Event of Default (other than the Designated Default) has occurred and is continuing on the date hereof.

The waiver of the Designated Default contained herein shall become effective upon our receipt of one or more counterparts of this letter signed by all of the Companies and the other Lender.

Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith (collectively, the "Loan Documents") are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms. All references to the Financing Agreement in the Financing Agreement and the other Loan Documents shall mean the Financing Agreement as amended hereby.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please sign below to indicate your agreement to the term hereof.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC. as Lender and Agent By:/s/John Thomas Name: John Thomas Title: Assistant Vice President

Agreed to by:

ROCK OF AGES CORPORATION By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

ROCK OF AGES KENTUCKY CEMETERIES, LLC By:/s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

CAROLINA QUARRIES, INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

AUTUMN ROSE QUARRIES, INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

PENNSYLVANIA GRANITE CORP. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

KEITH MONUMENT COMPANY LLC By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

ROCK OF AGES MEMORIALS INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

SIOUX FALLS MONUMENT CO. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

FLEET NATIONAL BANK, as a Lender By: /s/ Michael Palmer Name: Michael A. Palmer Title: Senior Vice President